As filed with the Securities and Exchange Commission on February 11, 2016

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARNELL PHARMACEUTICALS HOLDINGS LTD

(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

Tel: + 61 2 9667 4411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan

(Full title of the plan)

Robert T. Joseph

President and Chief Executive Officer

c/o Parnell, Inc.

7015 College Blvd, Level 6

Overland Park, Kansas 66211

Tel: 913-274-2100

(Name, address and telephone number, including area code, of agent for service)

copies to:

Peter Mirakian III, Esq.

Spencer Fane, LLP

1000 Walnut Street, Suite 1400

Kansas City, Missouri 64103

Tel: 816-474-8100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value	1,500,000 shares (2)(3)	$1.89	$2,835,000	$285.48

(1)	Calculated pursuant to Rule 457(h), based upon the average of the high and low sales prices of the Ordinary Shares of the Registrant reported on the NASDAQ Stock Market on February 10, 2016.

(2)	The number of Ordinary Shares being registered under this Registration Statement represents the number of additional Ordinary Shares that have been approved for issuance under the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan. In the Registration Statement on Form S-8 (File No. 333-197331, the “Original Registration Statement”), as filed with the Securities and Exchange Commission on July 10, 2014, 1,500,000 Ordinary Shares were registered. With the additional 1,500,000 Ordinary Shares issued under this Registration Statement, the total number of Ordinary Shares authorized for issuance under the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan has now increased to 3,000,000 Ordinary Shares.

(3)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by Parnell Pharmaceuticals Holdings Ltd, which results in an increase in the number of the outstanding shares of common stock of Parnell Pharmaceuticals Holdings Ltd.

EXPLANATORY NOTE

This Registration Insert A (per attached) - Statement on Form S-8 (this ‘Registration Statement’) is being filed pursuant to General Instruction E to Form S-8 to register 1,500,000 additional ordinary shares, no par value (the ‘Ordinary Shares’), the same class as the securities for which Parnell Pharmaceuticals Holdings Ltd (the ‘Registrant’) filed the Original Registration Statement, to be issued, offered, and sold under the Registrant’s 2014 Omnibus Equity Incentive Plan (the ‘Plan’). Under the Original Registration Statement, 1,500,000 Ordinary Shares were registered for issuance, offer and sale pursuant to the Plan. The total number of Ordinary Shares reserved for issuance, offer and sale pursuant to the Plan is now 3,000,000 Ordinary Shares. The aforementioned increase in the number of Ordinary Shares reserved for issuance, offer and sale pursuant to the Plan was approved at the Registrant’s Annual General Meeting of shareholders held on April 21, 2015.

This Registration Statement relates to the registration of additional securities pursuant to Rule 462(b) under the Securities Act. Pursuant to General Instruction E of Form S-8, the contents of the Original Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2014 (including the description of authorized shares contained therein), filed with the Commission on September 15, 2014.

(b)	The Registrant’s Transition Report on Form 20-F for the transition period from July 1, 2014 to December 31, 2014, filed with the Commission on February 27, 2015.

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph (a) above.

(d)	The description of the Registrant’s outstanding ordinary shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 13, 2014, including any amendment or report filed for the purpose of updating the description.

All reports and information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant may incorporate by reference its future reports on Form 6-K by stating in those reports that they are being incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Constitution of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 6-K, No. 333-196065, filed with the Commission on May 7, 2015.

4.1	Amendment No. 1 to the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Form 6-K, No. 333-196065, filed with the Commission on May 7, 2015.

5.1	Opinion of Atanaskovic Hartnell.

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of Atanaskovic Hartnell (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, on this 11th day of February, 2016.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By:	/s/ Robert T. Joseph
Name:	Robert T. Joseph
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of February, 2016.

Signature	Title
/s/ Robert T. Joseph	President, Chief Executive Officer and Director
Robert T. Joseph	(Principal Executive Officer)

/s/ Brad McCarthy	Chief Financial Officer and Director
Brad McCarthy	(Principal Financial Officer)

/s/ Alan Bell	Chairman and Director
Alan Bell

/s/ David Rosen	Director
David Rosen

/s/ Ellen Richstone	Director
Ellen Richstone

/s/ Peter Croden	Director
Peter Croden